Exhibit 99.1

FTAI Upsizes Revolving Credit Facility to Over $2 Billion

NEW YORK – April 29, 2026 – FTAI Aviation Ltd. (NASDAQ: FTAI; the "Company" or “FTAI”) today announced that it has amended and extended its existing revolving credit facility (the “Facility”), increasing total commitments from $400 million to $2.025 billion and extending the maturity to April 2031. The Facility is led by JPMorgan Chase Bank as Administrative Agent and BNP Paribas, Citibank, MUFG Bank, PNC Bank and Royal Bank of Canada as Syndication Agents. Other banks participating include Barclays, Citizens Bank, Deutsche Bank, Goldman Sachs and Truist Bank as Co-Documentation Agents, as well as Capital One, Standard Chartered and U.S. Bank.

The Facility was oversubscribed and is a record size for FTAI, positioning the Company to pursue compelling opportunities in the market to deliver sustained growth and long-term value for its shareholders.

“We are pleased to complete the upsize of our revolving credit facility and thank our banking partners for their support and confidence in our business,” said Nicholas McAleese, Chief Financial Officer of FTAI. “The increased size, combined with improved pricing terms that reduce our cost of borrowing, will support the overall growth objectives of our business and allow us to be nimble when attractive opportunities arise.”

About FTAI

FTAI combines advanced turbine technology and asset ownership to power the world’s most essential markets. Additional information is available at https://www.ftaiaviation.com.

For further information, please contact:
Alan Andreini
Investor Relations
FTAI Aviation Ltd.
(646) 734-9414
aandreini@ftaiaviation.com

Media:
Tim Lynch / Kelly Sullivan
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449